UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2011

Family Dollar Stores, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-6807	56-0942963
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

P.O. Box 1017, 10401 Monroe Road
Charlotte, North Carolina	28201-1017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 847-6961

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Supplemental Indenture

On January 28, 2011, Family Dollar Stores, Inc. (the “Company”) completed its offering of $300 million aggregate principal amount of its 5.00% Senior Notes due 2021 (the “Notes”) and, in connection with the issuance of the Notes, entered into an indenture, dated as of January 28, 2011, with U.S. Bank National Association, as trustee (the “Trustee”) (the “Base Indenture”), the form of which was filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-3ASR (Registration No. 333-171843), filed with the Securities and Exchange Commission (the “Commission”) on January 25, 2011 (the “Registration Statement”), and a supplemental indenture, dated as of January 28, 2011, between the Company and the Trustee (the “Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), which is filed as Exhibit 4.1 hereto.

The Notes are the unsecured senior obligations of the Company, rank pari passu in right of payment with all of the Company’s unsubordinated, unsecured indebtedness and are senior in right of payment to all of the Company’s subordinated indebtedness. The Notes mature on February 1, 2021, and bear interest at a rate of 5.00% per annum, payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2011.

The Notes are not entitled to any mandatory redemption or sinking fund payments. At any time and from time to time, the Notes are redeemable, as a whole or in part, at the Company’s option, on at least 30 days’, but not more than 60 days’, prior notice to holders at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (exclusive of interest accrued and unpaid to, but not including the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined in the Supplemental Indenture) plus 30 basis points, plus, in either case, accrued and unpaid interest, if any, up to, but excluding, the redemption date.

If a change of control triggering event (certain negative ratings repercussions as a result of certain changes in control of the Company, as described more fully in the Supplemental Indenture) occurs, the Company will be required to offer to purchase the Notes from the holders at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest unless the Company has exercised its option to redeem the Notes.

In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to the Company or certain of its subsidiaries, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal of all Notes immediately due and payable.

The Indenture contains certain restrictions, including a limitation that restricts the Company’s ability and the ability of certain of its subsidiaries to create or incur secured indebtedness. Certain sale and leaseback transactions are similarly limited.

The Trustee and/or its affiliates have engaged in, and may in the future engage in, commercial dealings in the ordinary course of business with us, or our affiliates, including acting as lenders under various loan facilities.

The foregoing description of the Base Indenture and the Supplemental Indenture is qualified in its entirety by reference to such documents.

Item 2.03.	Creation of Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of a Registrant

The Company issued $300 million aggregate principal amount of the Notes, which are governed by the Indenture, in an underwritten public offering on January 28, 2011.

Additional information included in Item 1.01 above and in Item 8.01 of the Company’s Current Report on Form 8-K filed with the Commission on January 27, 2011 regarding the Notes is incorporated by reference into this Item 2.03, and the foregoing description of the Notes is qualified in its entirety by reference to the Indenture and the form of Global Note which is included as part of Exhibit 4.1 filed herewith.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibits

4.1	First Supplemental Indenture between the Company and U.S. Bank National Association, as Trustee, dated as of January 28, 2011.

4.2	Form of Global Note 5.00% Senior Note due 2021 (included as part of Exhibit 4.1).

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP.

5.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included as part of Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMILY DOLLAR STORES, INC. (Registrant)

Date: January 28, 2011	By:	/s/ James C. Snyder, Jr.
James C. Snyder, Jr. Senior Vice President, General Counsel and Secretary